Exhibit 5.1

[Letterhead of GOODSILL ANDERSON QUINN & STIFEL]

May 6, 2025

Matson, Inc.

1411 Sand Island Parkway

Honolulu, Hawaii 96819

Re:	Post-Effective Amendment No. 1 to Registration Statements on Form S-8:

Ladies and Gentlemen:

We have acted as special counsel to Matson, Inc., a Hawaii corporation (the “Company”), in connection with the preparation and filing by the Company of a Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (the “Post-Effective Amendment”) with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”), with respect to the Rollover Shares (as defined below). The Post-Effective Amendment amends the Company’s Registration Statement on Form S-8 (Registration No. 333-212194) filed with the Commission on June 23, 2016 (the “First Registration Statement”) to register 2,500,000 shares of the Registrant’s common stock, no par value (“Common Stock”) issuable pursuant to the Matson, Inc. 2016 Incentive Compensation Plan (the “2016 Plan”), and the Company’s Registration Statement on Form S-8 (Registration No. 333-258289) filed with the Commission on July 30, 2021 (the “Second Registration Statement” and, together with the First Registration Statement, the “Prior Registration Statements”) to register 1,850,000 shares of Common Stock issuable pursuant to the Amended and Restated Matson, Inc. 2016 Incentive Compensation Plan, the successor to the 2016 Plan (the “A&R 2016 Plan” and, together with the 2016 Plan, the “Predecessor Plan”).

Pursuant to the terms of the Matson 2025 Incentive Compensation Plan (the “2025 Plan”), as approved by the Company’s stockholders on April 24, 2024, up to 410,882 shares of Common Stock (such shares of Common Stock, the “Rollover Shares”) will be available for issuance under the 2025 Plan representing the shares of Common Stock subject to outstanding awards under the Predecessor Plan as of April 25, 2025 that may expire or terminate unexercised (in the case of stock options) or are forfeited, reacquired or repurchased by the Company at the original issue price (in the case of unvested stock awards) after April 25, 2025.

This opinion is being furnished in accordance with requirements by Item 601(b)(5)(i) of Regulation S-K. As your special counsel in connection with the Post-

Matson, Inc.

May 6, 2025

Effective Amendment, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Predecessor Plan; (ii) the 2025 Plan; (iii) the Post-Effective Amendment; (iv) the Company’s Amended and Restated Articles of Incorporation filed August 9, 2012, as Exhibit 3.1 to its Quarterly Report on Form 10-Q, as further amended by the Articles of Amendment to Change Corporate Name filed October 26, 2012, as Exhibit 4.2 to its Registration Statement on Form S-8 (collectively, the “Charter”) in which terms, rights and provisions applicable to the Common Stock are described; (v) the Amended and Restated Bylaws of the Company dated November 6, 2013 (“Bylaws”); (vi) the Resolutions adopted by the Board of Directors of the Company at a duly noticed meeting of the Board on February 27, 2025 adopting the 2025 Plan and authorizing the issuance of the Rollover Shares and recommending that the Company’s shareholders approve the adoption of the 2025 Plan in accordance with its terms; (vii) the approval of Resolutions adopted by the shareholders of the Company in conjunction with the Annual Meeting of Shareholders on April 24, 2025 at which the shareholders approved the adoption of the 2025 Plan which authorizes the issuance of Rollover Shares in accordance with the terms of the 2025 Plan; and (viii) a Certificate of Good Standing issued by the Director of State of Hawaii Department of Commerce and Consumer Affairs on May 5, 2025.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other records of the Company and such other agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials. The opinion set forth below is subject to the following further qualifications, assumptions and limitations that:

(a)All signatures are genuine;

(b)All natural persons have the requisite legal capacity and competency;

(c)All documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies are authentic;

Matson, Inc.

May 6, 2025

(d)All information provided to us by the Company during the course of our investigations is accurate;

(e)There are no agreements or understanding between or among the Company and any participants in the 2025 Plan that would expand, modify or otherwise affect the terms of the 2025 Plan of the respective rights or obligations of the participants thereunder;

(f)All award agreements under which rights to acquire Rollover Shares are granted will be made in accordance with the terms of the 2025 Plan and will be duly authorized, validly executed and delivered by the parties thereto; and

(g)The registrar and transfer agent for the Common Stock will duly register the issuance of Rollover Shares by book entry or otherwise as provided in the Charter and Bylaws.

Based on the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Rollover Shares, when issued against payment therefor in accordance with the terms of the 2025 Plan and the applicable award agreement, and when the Post-Effective Amendment has become effective under the Act, the Rollover Shares will be validly issued, fully paid and non-assessable.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Hawaii and applicable federal laws and regulations. We do not express any opinion as to the effect of any other laws on the opinion stated herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Predecessor Plan, the 2025 Plan or the Rollover Shares.

Matson, Inc.

May 6, 2025

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post-Effective Amendment. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

GOODSILL ANDERSON QUINN & STIFEL

A Limited Liability Law Partnership LLP

/s/ GOODSILL ANDERSON QUINN & STIFEL